Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

First Quarter 2018 Results

Westlake Village, CA, May 3, 2018 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $22.0 million, or $0.35 per common share on a diluted basis, for the first quarter of 2018, on net investment income of $75.7 million. PMT previously announced a cash dividend for the first quarter of 2018 of $0.47 per common share of beneficial interest, which was declared on March 28, 2018, and paid on April 27, 2018.

First Quarter 2018 Highlights

Financial results:

•

Net income attributable to common shareholders of $22.0 million, down from $34.6 million in the prior quarter; the prior quarter’s results included a $13.0 million benefit related to remeasurement of tax-related items that did not recur

•	Diluted earnings per common share of $0.35, down 30 percent from the prior quarter
•	Net investment income of $75.7 million, down 19 percent from the prior quarter
•	Book value per common share of $20.24 at March 31, 2018, up from $20.13 at December 31, 2017
•	Annualized return on average common equity of 7 percent, down from 11 percent for the prior quarter[1]

Investment activities and correspondent production results:

[1]   Annualized return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period.

•	Continued investment in GSE credit risk transfer (CRT) and mortgage servicing rights (MSRs) resulting from PMT’s correspondent production business
o	Correspondent production from nonaffiliates related to conventional conforming loans totaled $4.2 billion in unpaid principal balance (UPB), down 28 percent from the prior quarter
o	CRT deliveries totaled $3.2 billion in UPB, which is expected to result in approximately $112 million of new CRT investments once the aggregation period is complete
o	Added $67 million in new MSR investments
•	Completed the previously announced sale of $347 million in UPB of nonperforming and performing loans from the distressed loan portfolio

Notable activity after quarter end:

•	Issued $450 million of 5-year term notes at attractive rates under Fannie Mae MSR financing structure

“PMT’s earnings for the quarter were driven by strong results from our interest rate sensitive strategies and GSE credit risk transfer,” said President and CEO David Spector. “These earnings contributions were partially offset by the underperformance of our distressed loan portfolio. By completing the bulk sale of $347 million in UPB of nonperforming and performing distressed loans announced last quarter, we brought our equity allocated to distressed loans down to 13 percent. We also recently completed the issuance of MSR-backed term notes, representing the culmination of efforts made in close partnership with Fannie Mae.  This represents a significant development for the company’s capital structure and allowed us to diversify our sources of financing at attractive terms.”

The following table presents the contributions of PMT’s segments, consisting of Correspondent Production, Credit Sensitive Strategies, Interest Rate Sensitive Strategies, and Corporate.

	Quarter ended March 31, 2018
		Credit	Interest rate
	Correspondent	sensitive	sensitive
	production	strategies	strategies	Corporate	Total
	(in thousands)
Net investment income:
Net gain (loss) on investments
Mortgage loans at fair value	$—	$(9,951)	$—	$—	$(9,951)
Mortgage loans held by variable interest entity net of asset-backed secured financing	—	—	604	—	604
Mortgage-backed securities	—	(186)	(22,211)	—	(22,397)
CRT Agreements	—	22,551	—	—	22,551
Hedging derivatives	—	—	1,460	—	1,460
Excess servicing spread investments	—	—	7,751	—	7,751
	—	12,414	(12,396)	—	18
Net gain on mortgage loans acquired for sale	7,599	28	—	—	7,627
Net mortgage loan servicing fees	—	7	56,148	—	56,155
Net interest income (expense)
Interest income	11,169	10,208	19,428	175	40,980
Interest expense	(6,798)	(10,664)	(17,354)	—	(34,816)
	4,371	(456)	2,074	175	6,164
Other (loss) income	7,073	(1,389)	—	25	5,709
	19,043	10,604	45,826	200	75,673
Expenses:
Mortgage loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	11,944	3,085	7,934	—	22,963
Management fees payable to PennyMac Financial Services, Inc.	—	—	—	5,696	5,696
Other	469	3,913	108	4,686	9,176
	12,413	6,998	8,042	10,382	37,835
Pretax income (loss)	$6,630	$3,606	$37,784	$(10,182)	$37,838

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment includes results from distressed mortgage loans, CRT, non-Agency subordinated bonds and commercial real estate investments. Pretax income for the segment was $3.6 million on revenues of $10.6 million, compared with pretax income of $39.3 million on revenues of $46.9 million in the prior quarter.

Net gain on investments was $12.4 million, a decrease of 75 percent from the prior quarter.

PMT’s distressed mortgage loan portfolio generated realized and unrealized losses totaling $10.0 million, compared with realized and unrealized losses of $8.2 million in the prior quarter. Fair value losses on performing loans in the distressed portfolio were $4.2 million while fair value losses on nonperforming loans were $5.1 million.

The schedule below summarizes the gains (losses) on distressed mortgage loans:

	Quarter ended
	March 31, 2018	December 31, 2017	March 31, 2017
		(in thousands)
Valuation changes:
Performing loans	$(4,169)	$647	$5,970
Nonperforming loans	(5,102)	(11,672)	(3,169)
	(9,271)	(11,025)	2,801
Gain on payoffs	235	1,114	415
Gain (loss) on sale	(915)	1,704	—
	$(9,951)	$(8,207)	$3,216

The losses were driven by multiple factors including adverse valuation impact due to increased investor yield requirements as a result of higher interest rates. Other drivers were the higher than forecasted recidivism of previously performing loans and lower than forecasted transition of loans to performing status, as well as expenses related to the maintenance of PMT’s lien interest in the nonperforming loans.  These expenses include property taxes, repair and property maintenance costs, insurance and legal fees. Losses associated with the bulk sale of nonperforming and performing loans, including market-driven valuation changes during the quarter on the remaining portfolio and sale-related expenses, totaled approximately $8 million.

Net gain on CRT investments was $22.6 million, compared to $57.1 million in the prior quarter. Returns on CRT investments in the first quarter benefitted from ongoing capital deployment into new CRT investments and continued strong credit markets. At quarter end, PMT’s investments in CRT totaled $726 million, compared with $688 million at December 31, 2017.

Net interest expense for the segment totaled $0.5 million, compared to $0.3 million in the prior quarter.  Interest income totaled $10.2 million, a 15 percent decrease from the prior quarter, driven by a decrease in capitalized interest from a reduction in loan modification activity and fewer performing loans in the distressed loan portfolio.  Interest expense totaled $10.7 million, down 13 percent from the prior quarter, driven by lower financing costs related to the ongoing reduction of the distressed loan portfolio and real estate acquired upon settlement of loans (REO).

Other investment losses were $1.4 million, compared with $2.0 million in the prior quarter.  At quarter end, PMT’s inventory of REO properties totaled $141.5 million, down from $162.9 million at December 31, 2017.

Segment expenses were $7.0 million, an 8 percent decrease from the prior quarter, driven by lower servicing fees on a smaller distressed loan portfolio, partially offset by expenses related to the sale of distressed loans.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, excess servicing spread (ESS), Agency mortgage-backed securities (MBS), and non-Agency senior MBS and interest rate hedges. Pretax income for the segment was $37.8 million on revenues of $45.8 million, compared with pretax income of $3.2 million on revenues of $11.4 million in the prior quarter. The segment includes investments that typically have offsetting exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs and ESS typically gain in value whereas Agency MBS typically recognize losses.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as the associated expenses.

Net loss on investments for the segment totaled $12.4 million, primarily consisting of $22.2 million of losses on MBS; $7.8 million of gains on ESS; and $1.5 million of gains on hedging derivatives.

Net interest income for the segment was $2.1 million, compared to $2.4 million in the prior quarter.  Interest income totaled $19.4 million, a 4 percent increase from the prior quarter, primarily driven by an increase in MBS investments compared to the prior quarter.  Interest expense totaled $17.4 million, a 6 percent increase from the prior quarter due to financing costs related to the increase in MBS investments and higher short-term borrowing costs.

Net mortgage loan servicing fees were $56.1 million, up from $19.9 million in the prior quarter. Net mortgage loan servicing fees included $48.7 million in servicing fees and $1.7 million in ancillary and other fees. Net mortgage loan servicing fees also included a $26.0 million valuation gain on MSRs carried at fair value, $20.8 million of related hedging losses and $0.6 million of MSR recapture income. PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate-sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net mortgage loan servicing fees:

	Quarter ended
	March 31, 2018	December 31, 2017	March 31, 2017
		(in thousands)
From non-affiliates:
Servicing fees (1)	$48,732	$45,554	$37,281
Ancillary and other fees	1,703	1,876	1,224
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization and realization of cashflows	—	(22,609)	(17,858)
(Provision for) reversal of impairment	—	(1,589)	1,504
Gain on sale	—	660	—
Carried at fair value - change in fair value	25,974	(3,765)	(1,993)
Gains (Losses) on hedging derivatives	(20,849)	(782)	(8,698)
	5,125	(28,085)	(27,045)
	55,560	19,345	11,460
From PFSI-MSR recapture income	595	570	292
Net mortgage loan servicing fees	$56,155	$19,915	$11,752

(1)	Includes contractually specified servicing fees, net of Agency guarantee fees.

Before January 1, 2018, PMT carried the majority of its MSRs at the lower of amortized cost or fair value.  Beginning January 1, 2018, the Company elected to account for all MSRs at fair value prospectively.

MSR valuation gains primarily resulted from expectations for lower prepayment activity in the future, driven by higher mortgage rates and growth from our loan production activities. ESS valuation gains also benefited from higher mortgage rates and include recapture income totaling $0.8 million from PFSI for prepayment activity during the quarter.  When prepayment of a loan underlying PMT’s ESS results from refinancing by PFSI, PMT generally benefits from recapture income.

Segment expenses were $8.0 million, a 1 percent decrease from the prior quarter, driven by a decrease in other expenses.

Correspondent Production Segment

PMT acquires newly originated mortgage loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and CRT related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $6.6 million versus $14.1 million in the prior quarter.

Through its correspondent production activities, PMT acquired $13.1 billion in UPB of loans and issued interest rate lock commitments (IRLCs) totaling $13.6 billion in the first quarter, compared with $15.4 billion and $15.9 billion, respectively, in the prior quarter.  Of the correspondent acquisitions, conventional conforming acquisitions from nonaffiliates totaled $4.2 billion, and government-insured or guaranteed acquisitions totaled $8.8 billion, compared with $5.9 billion and $9.5 billion, respectively, in the prior quarter.

Segment revenues were $19.0 million, a 46 percent decrease from the prior quarter. Segment revenues included a net gain on mortgage loans of $7.6 million, other income of $7.1 million, which primarily consists of volume-based origination fees, and net interest income of $4.4 million. Net gain on mortgage loans acquired for sale in the quarter decreased 62 percent from the prior quarter, driven by higher mortgage rates and a competitive mortgage market.  Net interest income decreased 20 percent from the prior quarter primarily driven by the decrease in production volumes.

The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
	March 31, 2018	December 31, 2017	March 31, 2017
		(in thousands)
Net gain on mortgage loans acquired for sale:
Receipt of MSRs in loan sale transactions	$66,546	$82,948	$58,688
Provision for losses relating to representations and warranties provided in mortgage loan sales:
Pursuant to mortgage loans sales	(572)	(792)	(673)
Reduction in liability due to change in estimate	1,042	2,156	4,576
Cash investment (1)	(59,380)	(69,846)	(37,248)
Fair value changes of pipeline, inventory and hedges	(9)	5,766	(6,318)
	$7,627	$20,232	$19,025
(1)	Includes cash hedge expense

Segment expenses were $12.4 million, down 42 percent from the prior quarter, driven by the decrease in production volumes and a lower weighted average fulfillment fee.  The weighted average fulfillment fee rate in the first quarter was 28 basis points, down from 33 basis points in the prior quarter, reflective of the more competitive market environment.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $200,000, an increase from $119,000 in the prior quarter.

Management fees were $5.7 million, down 3 percent from the prior quarter, resulting from a reduction in PMT’s shareholders’ equity, driven by common share repurchases in the prior quarter.  No incentive fees were paid in the first quarter or the prior quarter.

Other segment expenses were $4.7 million compared with $4.8 million in the prior quarter.

Taxes

PMT recorded income tax expense of $9.7 million compared with a $5.1 million expense in the prior quarter, resulting from an increase in income generated by PMT’s taxable REIT subsidiary.

***

Executive Chairman Stanford L. Kurland concluded, “We continued to make advances in the strategic transformation of PMT during the first quarter. We remain focused on reducing the distressed loan portfolio and increasing those initiatives related to correspondent production, which provides such long-term investments as GSE credit risk transfer and mortgage servicing rights. In addition, we continue to pursue initiatives to optimize our liability structure, as evidenced by our recent issuance of term notes to finance Fannie Mae MSRs. Altogether, we believe the combination of these strategies should produce attractive returns on equity, as reflected in our run rate earnings potential.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Daylight Time) on Thursday, May 3, 2018.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT.” PMT is externally managed by PNMAC Capital Management, LLC, a controlled subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; our exposure to market risk and declines in credit quality and credit spreads; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to mitigate cybersecurity risks and cyber incidents; our exposure to risks of loss with real estate investments resulting from adverse weather conditions and man-made or natural disasters;  our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; our ability to make distributions to our shareholders in the future; and our organizational structure and certain requirements in our charter documents.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2018	December 31, 2017	March 31, 2017
	(in thousands, except share information)
ASSETS
Cash	$102,167	$77,647	$120,049
Short-term investments	71,044	18,398	19,883
Mortgage-backed securities at fair value	1,436,456	989,461	1,089,610
Mortgage loans acquired for sale at fair value	1,115,534	1,269,515	1,278,441
Mortgage loans at fair value	779,489	1,089,473	1,583,356
Excess servicing spread purchased from PennyMac Financial Services, Inc.	236,002	236,534	277,484
Derivative assets	122,518	113,881	41,213
Real estate acquired in settlement of loans	141,506	162,865	224,831
Real estate held for investment	45,790	44,224	35,537
Mortgage servicing rights	957,013	844,781	696,970
Servicing advances	63,352	77,158	70,332
Deposits securing credit risk transfer agreements	622,330	588,867	463,836
Due from PennyMac Financial Services, Inc.	313	4,154	10,916
Other assets	96,972	87,975	90,488
Total assets	$5,790,486	$5,604,933	$6,002,946
LIABILITIES
Assets sold under agreements to repurchase	$3,408,283	$3,180,886	$3,500,190
Mortgage loan participation and sale agreements	—	44,488	72,975
Notes payable	—	—	100,088
Asset-backed financing of a variable interest entity at fair value	296,982	307,419	340,365
Exchangeable senior notes	247,471	247,186	246,357
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	142,938	144,128	150,000
Interest-only security payable at fair value	7,796	7,070	4,601
Derivative liabilities	3,636	1,306	5,352
Accounts payable and accrued liabilities	63,196	64,751	80,219
Due to PennyMac Financial Services, Inc.	27,356	27,119	20,756
Income taxes payable	42,321	27,317	12,006
Liability for losses under representations and warranties	8,249	8,678	11,447
Total liabilities	4,248,228	4,060,348	4,544,356
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	299,707	299,707	46
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 60,882,954, 61,334,087, and 66,711,052 common shares, respectively	609	613	667
Additional paid-in capital	1,281,115	1,290,931	1,487,517
Accumulated deficit	(39,173)	(46,666)	(29,640)
Total shareholders' equity	1,542,258	1,544,585	1,458,590
Total liabilities and shareholders' equity	$5,790,486	$5,604,933	$6,002,946

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(in thousands, except per share amounts)
Net investment income
Net gain on mortgage loans acquired for sale
From nonaffiliates	4,986	17,488	16,624
From PennyMac Financial Services, Inc.	2,641	2,744	2,401
	7,627	20,232	19,025
Mortgage loan origination fees	7,037	9,683	8,290
Net gain (loss) on investments:
From nonaffiliates	(7,733)	41,847	18,091
From PennyMac Financial Services, Inc.	7,751	(3,610)	(1,370)
	18	38,237	16,721
Net mortgage loan servicing fees
From nonaffiliates	55,560	19,345	11,460
From PennyMac Financial Services, Inc.	595	570	292
	56,155	19,915	11,752
Interest income:
From nonaffiliates	37,046	39,173	43,453
From PennyMac Financial Services, Inc.	3,934	3,940	4,647
	40,980	43,113	48,100
Interest expense:
To nonaffiliates	32,840	33,397	35,374
To PennyMac Financial Services, Inc.	1,976	2,092	1,805
	34,816	35,489	37,179
Net interest income	6,164	7,624	10,921
Results of real estate acquired in settlement of loans	(3,226)	(4,101)	(4,246)
Other	1,898	2,113	2,011
Net investment income	75,673	93,703	64,474
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	11,944	19,175	16,570
Mortgage loan servicing fees (1)	11,019	11,077	10,486
Management fees	5,696	5,900	5,008
Professional services	1,319	1,374	1,453
Real estate held for investment	1,438	2,037	1,088
Compensation	1,268	1,404	1,892
Mortgage loan origination	272	1,786	1,512
Mortgage loan collection and liquidation	2,229	1,507	354
Other	2,650	3,496	3,503
Total expenses	37,835	47,756	41,866
Income before provision for (benefit from) income taxes	37,838	45,947	22,608
Provision for (benefit from) income taxes	9,652	5,109	(6,129)
Net income	28,186	40,838	28,737
Dividends on preferred shares	6,234	6,235	571
Net income attributable to common shareholders	$21,952	$34,603	$28,166
Earnings per common share
Basic	$0.36	$0.53	$0.42
Diluted	$0.35	$0.50	$0.40
Weighted-average common shares outstanding
Basic	60,761	64,485	66,719
Diluted	69,875	72,952	75,186
Dividends declared per common share	$0.47	$0.47	$0.47

(1)	Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights